Exhibit 99.1

Virco Reports Third Quarter Revenue Increased 35%, Driving Improved Financial Performance Across Multiple Metrics

•Strong Execution by U.S. Factories and Logistics Provide Timely Delivery to Public and Private Schools
•YTD Revenue up 32.9% to $192.3 million
•YTD Gross Margin Improves to 37.6% vs. 34.8% in Prior Year
•YTD SG&A Declines from 31.8% to 29.7%
•YTD Operating Income Up Over 3X, from $4.3 million to $15.2 million
•Company Releases Updated Investor Presentation and Corporate Governance Guidelines at www.virco.com

Torrance, California – December 12, 2022 - Virco Mfg. Corporation (Nasdaq: VIRC) reported today that net revenue for the Company’s third quarter ended October 31, 2022 increased 35.0% to $77.4 million compared to $57.3 million in the same period of the prior year. While last year’s operations were constrained by supply chain and staffing challenges, the conclusion of this year’s summer delivery season was notable for improved efficiencies across most levels of the Company’s vertical business model. Gross margin for the third quarter was 39.8%, up from 35.4% in the same period of the prior year. The improvement in gross margin was due to a combination of higher volume and previously implemented price increases, which partially offset the ongoing impacts of inflation. SG&A declined to 28.4% from 31.0% in the prior year. Operating income improved proportionately to $8.8 million from $2.5 million in the prior year. After interest and taxes, total net income for the third quarter was $7.9 million vs. $1.3 million for the same period in the prior year.

Through nine months, net revenue increased 32.9% to $192.3 million from $144.7 million last year. Gross margin improved to 37.6% from 34.8%. SG&A through nine months declined to 29.7% from 31.8%. Operating income through nine months was up 3.6 times, from $4.3 million last year to $15.2 million this year. Interest expense through nine months was $1.7 million vs. $1.0 million in the prior year, due to a combination of higher revenue and higher interest rates. As a percent of sales, interest was 0.9% through nine months vs. 0.7% in the same period last year. For the nine months ended October 31, 2022 and 2021, the effective income tax rates were 2.6% and 22.2%, respectively. The change in effective tax rates for the nine months ended October 31, 2022, was primarily due to the recording of a valuation allowance needed for federal deferred tax assets and certain state net operating loss carryforwards which commenced in the fourth quarter of fiscal year ended January 31, 2022 and continued through the period ended October 31, 2022. Through nine months, earnings per share are $0.77 vs. $0.07 last year.

The Company has also released an updated Investor Presentation on its website www.virco.com. This presentation addresses the unique characteristics of Virco’s domestically-based vertical model and how it relates to the highly seasonal market for school furniture and equipment, as well as the Company’s favorable position in regard to “re-shoring.” Virco currently operates over 2.3 million square feet of highly automated manufacturing and distribution infrastructure at its facilities in Torrance, California (strategically located ten miles from the Ports of Los Angeles and Long Beach), and Conway, Arkansas, which services the eastern two-thirds of the U.S. market.

Robert Virtue, Virco’s Chairman and CEO, commented on this year’s strong summer performance: “The COVID pandemic subjected many companies and institutions to a stress test. This was especially true for Virco, where for the past two years many of our public school customers were literally closed for business. But the diversity of our customer base is significant, and includes private schools, international schools, and public schools in regions of the U.S. where in-person schooling continued during the pandemic. This diversity demanded that Virco stay open to support students in those schools that were able to function.

We maintained globally competitive costs, outputs, and deliveries despite the interruptions that characterized import-based models. I believe the stresses of the pandemic validated our efforts to preserve and enhance our domestic capacity. We are especially proud that our dedicated workforce came to work every day and delivered material improvements to efficiency, despite the many distractions of the pandemic.

“What we do as a Company depends on what they do as individuals. Every chair or desk has to get made. Every chair or desk has to get delivered and installed. Our people delivered and installed over 21,000,000 pounds of school furniture in the months of June, July, and August. This level of operational strength may be un-equaled in our market. We look forward to building on this strength to support students, educators, and communities, and to delivering a well-deserved return to our loyal shareholders who have supported these efforts.”

Doug Virtue, Virco’s President, elaborated: “We devoted a lot of energy to enhancing the capabilities of our U.S. operations. These enhancements continued even during the COVID pandemic, when many of our school customers were closed. We always believed that in-person schooling was essential—not just for students—but for parents, teachers, communities, and our shared aspirations as people.

“I was inspired by the activity in our factories and shipping docks during this year’s summer season. Thanks to the optimism and resolve of our staff, we proved there is dignity in a job well done. I am thankful to our employees for their heroic efforts, and to our shareholders whose patience supported this performance. I also look forward to supporting the renaissance in public and private education. The last few years were hard, but the future looks bright.”

Statement Concerning Forward-Looking Information

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding: our future financial results and growth in our business; business strategies; market demand and product development; estimates of unshipped backlog; order rates and trends in seasonality; product relevance; economic conditions and patterns; the educational furniture industry generally, including the domestic market for classroom furniture; cost control initiatives; absorption rates; and supply chain challenges. Forward-looking statements are based on current expectations and beliefs about future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors, many of which are out of our control and difficult to forecast. These factors may cause actual results to differ materially from those that are anticipated. Such factors include, but are not limited to: uncertainties surrounding the severity, duration and effects of the COVID-19 pandemic; changes in general economic conditions including raw material, energy and freight costs; state and municipal bond funding; state, local, and municipal tax receipts; order rates; the seasonality of our markets; the markets for school and office furniture generally, the specific markets and customers with which we conduct our principal business; the impact of cost-saving initiatives on our business; the competitive landscape, including responses of our competitors and customers to changes in our prices; demographics; and the terms and conditions of available funding sources. See our Annual Report on Form 10-K for the year ended January 31, 2022, our Quarterly Reports on Form 10-Q, and other reports and material that we file with the Securities and Exchange Commission for a further description of these and other risks and uncertainties applicable to our business. We assume no, and hereby disclaim any, obligation to update any of our forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic reports, or other methods of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements which are not addressed by such an update remain correct or create an obligation to provide any other updates.

Financial Tables Follow

Virco Mfg. Corporation

Unaudited Condensed Consolidated Balance Sheets

	10/31/2022	1/31/2022	10/31/2021
	(In thousands)

Assets
Current assets
Cash	$2,175	$1,359	$1,742
Trade accounts receivables, net	28,028	17,769	24,824
Other receivables	102	118	60
Income tax receivable	106	152	108
Inventories	57,465	47,373	40,483
Prepaid expenses and other current assets	1,671	2,076	1,839
Total current assets	89,547	68,847	69,056
Non-current assets
Property, plant and equipment
Land	3,731	3,731	3,731
Land improvements	686	653	734
Buildings and building improvements	51,459	51,334	51,308
Machinery and equipment	114,762	113,315	113,816
Leasehold improvements	1,012	1,009	1,017
Total property, plant and equipment	171,650	170,042	170,606
Less accumulated depreciation and amortization	136,998	134,715	134,659
Net property, plant and equipment	34,652	35,327	35,947
Operating lease right-of-use assets	11,116	13,870	14,685
Deferred tax assets, net	160	399	10,364
Other assets, net	8,245	8,002	8,034
Total assets	$143,720	$126,445	$138,086

Virco Mfg. Corporation

Unaudited Condensed Consolidated Balance Sheets

	10/31/2022	1/31/2022	10/31/2021
	(In thousands, except share and par value data)

Liabilities
Current liabilities
Accounts payable	$18,926	$19,785	$15,786
Accrued compensation and employee benefits	9,084	5,596	5,547
Current portion of long-term debt	2,457	340	504
Current portion operating lease liability	4,985	4,734	4,686
Other accrued liabilities	7,767	5,829	6,983
Total current liabilities	43,219	36,284	33,506
Non-current liabilities
Accrued self-insurance retention	1,454	965	1,121
Accrued pension expenses	11,776	15,430	18,654
Income tax payable	77	71	68
Long-term debt, less current portion	14,444	14,173	12,547
Operating lease liability, less current portion	8,028	11,437	12,402
Other long-term liabilities	694	639	687
Total non-current liabilities	36,473	42,715	45,479
Commitments and contingencies
Stockholders’ equity
Preferred stock:
Authorized 3,000,000 shares, $0.01 par value; none issued or outstanding	—	—	—
Common stock:
Authorized 25,000,000 shares, $0.01 par value; issued and outstanding 16,210,985 shares at 10/31/2022 and 16,102,023 at 1/31/2022 and 10/31/202	162	161	161
Additional paid-in capital	120,787	120,492	120,238
Accumulated deficit	(54,707)	(67,178)	(50,866)
Accumulated other comprehensive loss	(2,214)	(6,029)	(10,432)
Total stockholders’ equity	64,028	47,446	59,101
Total liabilities and stockholders’ equity	$143,720	$126,445	$138,086

Virco Mfg. Corporation

Unaudited Condensed Consolidated Statements of Income

	Three months ended
	10/31/2022	10/31/2021
	(In thousands, except per share data)
Net sales	$77,395	$57,331
Costs of goods sold	46,618	37,032
Gross profit	30,777	20,299
Selling, general and administrative expenses	21,977	17,782
Operating income	8,800	2,517
Unrealized gain on investment in trust account	(220)	—
Pension expense	259	570
Interest expense	567	327
Income before income taxes	8,194	1,620
Income tax expense	319	295
Net income	$7,875	$1,325

Net income per common share:
Basic	$0.49	$0.08
Diluted	$0.48	$0.08
Weighted average shares of common stock outstanding:
Basic	16,211	16,033
Diluted	16,249	16,082

Virco Mfg. Corporation

Unaudited Condensed Consolidated Statements of Income

	Nine months ended
	10/31/2022	10/31/2021
	(In thousands, except per share data)
Net sales	$192,276	$144,720
Costs of goods sold	119,947	94,414
Gross profit	72,329	50,306
Selling, general and administrative expenses	57,099	46,016
Operating income	15,230	4,290
Unrealized loss on investment in trust account	85	—
Pension expense	650	1,800
Interest expense	1,692	979
Income before income taxes	12,803	1,511
Income tax expense	332	335
Net income	$12,471	$1,176

Net income per common share:
Basic	$0.77	$0.07
Diluted	$0.77	$0.07
Weighted average shares of common stock outstanding:
Basic	16,118	15,927
Diluted	16,136	15,963